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Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We hereby consent to the use in this Amendment No. 4 to Registration Statement No. 333-133949 of our report dated August 20, 2004, except for the effects on the 2003 financial statements of the restatement discussed in Note 2 under the caption "2003 Financial Statement Restatement", as to which the date is August 15, 2005, and except for the segment information discussed in Note 22 and the earnings per share information discussed in Note 23, as to which the date is May 9, 2006, and except for the effects of the stock split discussed in Note 25, as to which the date is August 28, 2006 and except for the effects of reclassification discussed in Note 2 under the caption "Reclassifications", as to which the date is October 26, 2006 relating to the financial statements and financial statement schedules, of ACA Capital Holdings, Inc., which appear in such Registration Statement. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Los Angeles, CA
October 27, 2006

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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM